UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re GameTech International, Inc., *et al.*[1] Debtors.	Chapter 11 Case No. 12-11964 (PJW) (Jointly Administered) **Requested Bid Procedures Objection Deadline: August 16, 2012 at 4:00 p.m.** **Requested Bid Procedures Hearing Date: August 21, 2012 at 2:00 p.m.** **Requested Sale Objection Deadline: September 20, 2012 at 4:00 p.m.** **Requested Sale Hearing Date: September 27, 2012 at 2:00 p.m.**

DEBTORS' MOTION FOR ENTRY OF ORDERS: (A)(I) APPROVING BID PROCEDURES RELATING TO SALE OF THE DEBTORS' ASSETS; (II) APPROVING BID PROTECTIONS; (III) SCHEDULING A HEARING TO CONSIDER THE SALE; (IV) APPROVING THE FORM AND MANNER OF NOTICE OF SALE BY AUCTION; (V) ESTABLISHING PROCEDURES FOR NOTICING AND DETERMINING CURE AMOUNTS; AND (VI) GRANTING RELATED RELIEF; AND (B)(I) APPROVING ASSET PURCHASE AGREEMENT AND AUTHORIZING THE SALE OF CERTAIN ASSETS OF DEBTORS OUTSIDE THE ORDINARY COURSE OF BUSINESS; (II) AUTHORIZING THE SALE OF ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS; (III) AUTHORIZING THE ASSUMPTION, SALE AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES; AND (IV) GRANTING RELATED RELIEF

The above-captioned debtors and debtors-in-possession (collectively, the "**Debtors**") hereby move the Court (the "**Motion**"), pursuant to sections 105(a), 363, 365 and 503 of title 11 of the United States Code, 11 U.S.C. §§ 101, *et seq.* (the "**Bankruptcy Code**"), and Rules 1015, 2002, 6004, 6006, and 9007 of the Federal Rules of Bankruptcy Procedure (the "**Bankruptcy Rules**"), and Rule 6004-1 of the Local Rules of Bankruptcy Practice and Procedure of the United

[1] The Debtors in these chapter 11 Cases, along with the last four digits of each Debtor's federal tax identification number, are GameTech International, Inc. (2983), GameTech Arizona Corp. (9812), GameTech Canada Corp. (0001), and GameTech Mexico S. De R.L. de C.V. (5489).

States Bankruptcy Court for the District of Delaware (the "**Local Rules**"), for entry of two orders: (a) one, substantially in the form annexed hereto as **Exhibit A** (the **"Bid Procedures Order"**), (i) approving the procedures (the "**Bid Procedures**") substantially in the form annexed to the Bid Procedures Order, (ii) approving the bid protections as set forth in the asset purchase agreement (the **"Purchase Agreement"**) annexed to the Bid Procedures as **Exhibit 1** between the Debtors and YI GT Acquisition, Inc. (the "**Stalking Horse**"), with respect to the proposed sale (the "**Sale**") of substantially all of the assets of the Debtors, provided, that the Debtors will consider offers for portions of their assets including bids solely for the VLT business or the bingo business, (iii) scheduling a hearing (the "**Sale Hearing**") on the Sale and setting objection and bidding deadlines with respect to the Sale, (iv) approving the form and manner of notice of an auction for the Assets (as defined herein) (the "**Auction**"), (v) establishing procedures to determine cure amounts and deadlines for objections for certain contracts and leases to be assumed and assigned by the Debtors (the "**Assigned Contracts**"); and (vi) granting related relief; and (b) a second order, substantially in the form annexed hereto as **Exhibit B** (the "**Sale Order**"), (i) authorizing and approving the Purchase Agreement; (ii) authorizing the sale free and clear of liens, claims, encumbrances, and interests, pursuant to the Purchase Agreement; (iii) authorizing the assumption and assignment of the Assigned Contracts, and (iv) granting related relief. In support of this Motion, the Debtors respectfully state as follows:

Status of the Case and Jurisdiction

1. On July 2, 2012 (the "**Petition Date**"), each of the Debtors filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, *et seq.* (the "**Bankruptcy Code**").

2. The Debtors have continued in possession of their properties and are operating and managing their businesses as debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

3. No request has been made for the appointment of a trustee or examiner in these cases. On August 9, 2012, the Office of the United States Trustee appointed the Official Committee of Unsecured Creditors (the **"Committee"**).

4. The Court has jurisdiction over this Motion pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper in this district pursuant to 28 U.S.C. § 1408. This matter is core within the meaning of 28 U.S.C. § 157(b)(2).

5. The statutory predicates for the relief sought herein are sections 105(a), 363, 365 and 503 of the Bankruptcy Code, Bankruptcy Rules 1015, 2002, 6004, 6006, and 9007, and Local Rule 6004-1.

<u>Background</u>

A. *General Background*

6. GameTech International, Inc. ("**GII**") was incorporated in 1994 and is a global gaming technology company dedicated to the development and manufacturing of cutting-edge gaming entertainment products and systems. GII and its affiliated Debtors are principally involved in two business segments: (1) the bingo market and (2) the video lottery terminal market.

7. GameTech's bingo business leases electronic bingo equipment and licenses related software and games throughout the United States and Canada to charitable organizations, Native American tribes, the military, casinos and other licensed operators. GameTech's products allow operators to provide a variety of playing options and GameTech continues to update its product lines to keep pace with customer demands.

8. GameTech's video lottery terminal or "VLT" business includes traditional slot machines, video poker, keno and spinning wheel games, as well as the related software and game content.

9. GameTech's total revenue for calendar year 2011 exceeded $30 million. GameTech projects a modest decline in revenue in 2012 followed by increasing revenue in 2013.

10. A detailed factual background of the Debtors' business and operations, as well as the events precipitating the commencement of these cases, is fully set forth in the *Declaration of Andrew E. Robinson in Support of the Debtors' Chapter 11 Petitions and Requests for First Day Relief* (the "**First Day Declaration**"), filed on the Petition Date and incorporated herein by reference.

B. *The Sale Process*

11. On March 1, 2012, the Debtors retained Kinetic Advisors LLC (**"Kinetic"**) to assist in the evaluation of strategic alternatives and to render financial advisory services to the Debtors including restructuring and capital raising services, as well as a possible sale of the Debtors' business. Prior to the Petition Date, Kinetic began a marketing process which focused on finding a purchaser for the Debtors' pre-petition secured debt. The goal of that process was to find a purchaser for the pre-petition secured debt that would ultimately acquire the Debtors assets or make an equity investment in the Debtors. As part of that process, Kinetic contacted all of the parties that they believed would be interested in investing in the Debtors.

12. At the end of that process, the Stalking Horse acquired the pre-petition secured debt. Since that time, the Debtors and the Stalking Horse have engaged in extensive negotiations around a transaction whereby the Stalking Horse would acquire the Debtors' assets subject to higher and/or better bids.

13. As a result of these negotiations, the Debtors and Stalking Horse have agreed to pursue a sale of substantially all of the Debtors' assets (the **"Assets"**), subject to and pursuant to the Purchase Agreement and the Bid Procedures detailed herein. In order to assure that the highest and/or best transaction is achieved, Kinetic is actively engaged in planning and executing a process to market the Debtors' business to other potential purchasers prior to the Debtors' proceeding with an auction and sale process before the Court.

C. *The Proposed Sale*

14. The Debtors believe that it is in the best interests of their estates to enter into the Purchase Agreement. The following sub-paragraphs summarize key provisions of the Purchase Agreement, but are qualified in their entirety by reference to the actual Purchase Agreement:

a. Purchase Price. The aggregate consideration for the sale and transfer of the Assets (the **"Purchase Price"**), shall be: (i) the credit bid pursuant to section 363(k) of the Bankruptcy Code of all indebtedness owing as of the Closing Date by GII to the Stalking Horse; (ii) the credit bid pursuant to section 363(k) of the Bankruptcy Code of all DIP Obligations owing as of the Closing Date; (iii) cash in the amount of $2,500,000 minus the amount of all DIP Obligations owing as of the Closing Date; (iv) the assumption of the Assumed Obligations; (v) the payment of all sales taxes on the sale of the Assets.

b. Acquired Assets. Substantially all of the Debtors' assets, including, all properties, assets, rights, titles and interests of every kind and nature, owned, licensed or leased by the Debtors, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including without limitation, cash and cash equivalents, receivables, inventory, machinery and equipment, personal property, intellectual property assets, deposits and advances, assumed executory contracts, books and records, governmental approvals, certain claims and rights to insurance proceeds, goodwill, and all other assets, properties, rights and claims related to the operations or conduct of the Debtors' business (but exclusive, in all cases, of the Excluded Assets).

c. Assumed Liabilities. Liabilities arising under Assumed Executory Contracts after the Closing Date, the costs required to cure defaults under the Assumed Executory Contracts (provided that the aggregate amount of such Final Cure Costs shall not exceed $203,000), all liabilities arising out of the operation of the Assets and Business after the Closing Date, all tax liabilities relating to the Assets or the Business for a tax period (or a

portion thereof) beginning on and after the Closing Date, but excluding all income tax liabilities of the Debtors for any tax period, all liabilities incurred in the ordinary course of business after the Petition Date which have been accrued but not yet paid, provided that the aggregate amount of such liabilities shall not exceed $250,000 and such liabilities shall not include professional fees or other costs of administering the Bankruptcy Code, and all liabilities for distributor commissions, sale and use taxes, paid time off, and claims under section 503(b)(9) of the Bankruptcy Code accrued after the Petition Date in the ordinary course of business provided that the aggregate amount of such amounts shall not exceed $330,000.

d. Excluded Assets. The cash portion of the Purchase Price, Avoidance Actions and any claims of the Debtors that relate to any Excluded Asset, certain corporate documents, including corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of the Debtors, employee benefit contracts, personnel records and other records that the Debtors are required by applicable law to retain in their possession, any deposits and advances solely related to any of the Excluded Assets or Excluded Liabilities, certain claims against the Debtors' directors and officers, and any contracts not assumed by the Stalking Horse, and other assets not transferred to the Stalking Horse as set forth on Exhibit D to the Purchase Agreement.

e. Excluded Liabilities. Debtors shall retain all liabilities and obligations that are not Assumed Liabilities, as described in the Purchase Agreement.

f. Books and Records. Books and Records are an Acquired Asset. Pursuant to the Purchase Agreement, the Debtors agree to make such records available to the Stalking Horse.

g. Due Diligence or Financing Condition. There are no due diligence or financing conditions.

h. Closing and Other Deadlines. The Closing shall occur on or before as is practicable but in no event later than the third (3rd) Business Day following the date upon which all of the conditions set forth in Article 7 of the Purchase Agreement have been satisfied or waived in accordance with the Purchase Agreement, or upon such other date as the Debtors and Stalking Horse may mutually agree; provided, however, that, absent an order from the Bankruptcy Court that rescinds the automatic fourteen day stay following the entry of the Sale Order, the Stalking Horse may elect, in its sole discretion, to delay the Closing until a date not later than the fifteenth (15th) calendar day following the date upon which all of the conditions set forth in Article 7 have been satisfied or waived in accordance with the Purchase Agreement.

i. Termination. The rights of the Debtors and Stalking Horse to terminate the Purchase Agreement are set forth in Article 8 of the Purchase Agreement.

j. No Stay. Relief from the fourteen day stay of Bankruptcy Rule 6004(h) is requested herein.

k. Non-Solicitation. Section 5.08 of the Purchase Agreement provides limitations of the Debtors' ability to solicit offers for the Assets, in accordance with the Bid Procedures.

15. The Debtors believe that the Sale will provide the best means to maximize value for all of their constituencies. Upon approval of the Bid Procedures the Debtors will continue to market their assets to and negotiate with all potential purchasers, including the Stalking Horse, in an effort to achieve maximum value for the benefit of all of their constituents.

Relief Requested

16. By this Motion, the Debtors seek the entry of two orders of this Court: (a) the Bid Procedures Order (i) approving the Bid Procedures, including the Breakup Fee (as defined below) and Reimbursement Amount, with respect to the Sale of the Assets, (ii) scheduling the Sale Hearing and setting objection and bidding deadlines with respect to the Sale, (iii) approving the form and manner of notice of the Auction, (iv) establishing procedures to determine cure amounts and deadlines for objections to the Assigned Contracts, and (v) granting related relief; and (b) the Sale Order (i) authorizing and approving the form of Purchase Agreement, (ii) authorizing the Sale free and clear of liens, claims, encumbrances, and interests, pursuant to the Purchase Agreement, (iii) authorizing the assumption and assignment of the Assigned Contracts, and (iv) granting related relief.

17. As described above, the Debtors, after efforts to maximize value, a review of various reorganization, liquidation and sale options and discussions with the their professionals, determined in the exercise of their reasonable business judgment that the most effective way to maximize the value of the Debtors' estates for the benefit of their constituents would be (i) to

enter into the Purchase Agreement subject to higher and better bids and (ii) to proceed with the Sale process. The Debtors believe that the proposed Sale will maximize the value of the Debtors' assets for all stakeholders.

Proposed Bid Procedures

18. The Bid Procedures (as summarized below) were developed consistent with the objective of promoting active bidding that will result in the highest or best offer for the Assets while affording appropriate protection for the Stalking Horse. Moreover, the Bid Procedures reflect the Debtors' objective of conducting the Auction in a controlled, but fair and open, fashion that promotes interest in the Assets by financially-capable, motivated bidders who are likely to close the transaction.

19. The Debtors seek to conduct an open sales process pursuant to which the winning bidder will enter into an asset purchase agreement, substantially in the form of the Purchase Agreement attached to the Sale Order, for the purchase of substantially all of the Debtors' assets, free and clear of liens, claims, and encumbrances, with such liens, claims and encumbrances attaching to the sale proceeds.

20. Attached to **Exhibit C** to this Motion are the proposed Bid Procedures. Pursuant to Local Rule 6004-1 the Bid Procedures provide: (i) the date, time and place at which the Auction will be conducted and the method for providing notice to parties of any changes thereto; (ii) that each bidder participating at the Auction will be required to confirm that it has not engaged in any collusion with respect to the bidding or the Sale; (ii) that the Auction will be conducted openly, and all creditors may attend the Auction, and (iv) that bidding at the Auction will be transcribed. The Bid Procedures are typical for asset sales of this size and nature, require a deposit, and require that a bidder be a "**Qualified Bidder**" as defined in the Bid Procedures.

21. The following paragraphs in this section summarize key provisions of the Bid Procedures, but are qualified in their entirety by reference to the actual Bid Procedures.[2]

a. Participation Requirements. Unless otherwise ordered by the Bankruptcy Court, in order to participate in the bidding process and obtain due diligence access, a potential bidder must first deliver (unless previously delivered) to the Debtors' financial advisor and counsel, no later than September 17, 2012 at 5:00 p.m. (Prevailing Eastern Time) an executed confidentiality agreement and nondisclosure agreement in form and substance reasonably acceptable to the Debtors (each, a "**Confidentiality Agreement**") and no less protective of the Debtors than the confidentiality and nondisclosure agreement entered into by the Debtors and Stalking Horse;

b. Qualified Bid. To be eligible to participate in the bidding process, each Qualified Bidder, other than the Stalking Horse, must deliver to the Debtors, the Debtors' counsel, and the Stalking Horse's counsel, a written, irrevocable offer to be received by the Bid Deadline (defined below) and compliant with each of the following conditions:

i. State that the Qualified Bidder is prepared to enter into a legally binding purchase and sale agreement for the acquisition of the Assets on terms and conditions no less favorable to the Debtors than the terms and conditions contained in the Purchase Agreement (as determined by the Debtors in their business judgment and taking into account the Bid Protections);

ii. Be accompanied by a clean and duly executed and binding Purchase Agreement or alternate purchase and sale agreement (together with the exhibits and schedules thereto, a "**Modified Agreement**");

iii. Be accompanied by a marked Modified Agreement reflecting any variations from the Purchase Agreement;

iv. Be accompanied by a list of any executory contracts or unexpired leases that are to be assumed and/or assigned under such Written Offer;

v. Contain evidence of financing, access to funds or such other financial and other information that will reasonably allow the Debtors to make a determination as to such Qualified Bidder's financial and other capabilities to consummate the transactions contemplated by the Purchase Agreement or Modified Agreement, which evidence is satisfactory to the Debtors in their discretion

[2] Capitalized terms not defined in the below sub-paragraphs shall have the meanings ascribed to them in the Bid Procedures attached hereto as **Exhibit C**, or the Agreement, as applicable.

including, without limitation, such financial and other information setting forth adequate assurance of future performance under section 365 of title 11 of the Bankruptcy Code in a form requested by the Debtors;

vi. To the Debtors' satisfaction, (i) fully disclose the identity of each entity that will be bidding for the Assets or otherwise participating in connection with such bid, (ii) the terms of any such participation, and if an entity has been formed for the purpose of acquiring some, or all, of the Assets, the parties that will bear liability for any breach by such entity, and (iii) the ability of such parties to obtain government, gaming, licensing or regulatory approval in connection with the consummation of any proposed transaction;

vii. State that the Written Offer is irrevocable until the closing of the transaction, if such Qualified Bidder is designated as a Successful Bidder or a Backup Bidder;

viii. Not request or entitle the Qualified Bidder to any transaction or break-up fee, expense reimbursement, or similar type of payment;

ix. Not contain any material due diligence or financing contingencies as determined by the Debtors in their reasonable discretion;

x. Provide evidence of authorization and approval from the Qualified Bidder's board of directors (or comparable governing body) with respect to the submission, execution, delivery and closing of the Purchase Agreement or Modified Agreement to the Debtors' satisfaction;

xi. Include a good faith deposit (the **"Good Faith Deposit"**) in the form of a certified check, wire transfer or such other form as is acceptable to the Debtors payable to the order of GameTech International, Inc. (or such other party as the Debtors may determine) in an amount equal to at least 10% of the purchase price set forth in the Written Offer;

xii. Set forth the anticipated timeframe for (i) obtaining any required approvals, and (ii) consummating the proposed transactions;

xiii. Include a written acknowledgement by such Qualified Bidder that it agrees to the terms of the Bidding Procedures;

xiv. Include such other information as may be reasonably requested in writing by the Debtors at least two (2) calendar days prior to the Auction; and

xv. Provide for a closing date (the **"Closing Date"**) which shall be no later than 15 days after the date of the Sale Hearing or such later date as is acceptable to the Debtors.

c. Bid Deadline. The deadline for submitting bids by a Qualified Bidder, other than the Stalking Horse, shall be September 7, 2012, at 5:00 p.m. (Prevailing Eastern Time) (the "**Bid Deadline**"). A bid received after the Bid Deadline shall not constitute a Qualified Bid.

d. Auction. Only in the event that the Debtors receive two or more Qualified Bids by the Bid Deadline, the Debtors shall conduct an Auction of the Assets to determine the highest or otherwise best bid with respect to the Assets. No later than September 19, 2012 at 12:00 p.m. (Prevailing Eastern Time), the Debtors will notify all Qualified Bidders, counsel to the Committee and counsel to the Stalking Horse whether the Auction will occur. The Auction shall commence at 10:00 a.m. (Prevailing Eastern Time) on September 20, 2012 at the offices of Greenberg Traurig, LLP, The Nemours Building, 1007 North Orange Street, Suite 1200, Wilmington, Delaware 19801. The following procedures shall govern any Auction:

(i) Qualified Bidders shall appear in person at the Auction, or through a duly authorized representative;

(ii) Except with respect to subsections (e) and (f) below, the Debtors, in their discretion, may conduct the Auction, in the manner that they determine, in their business judgment and may adopt rules for the Auction at the Auction that, in the Debtors' business judgment, will better promote the goals of the Auction and that are not inconsistent with any of the provisions of the Bid Procedures Order or the Purchase Agreement. No such rules shall limit the right of the Stalking Horse to credit bid indebtedness owing to it. All such rules will provide that: (i) the Auction procedures must be fair and open, and not intended to cause any participating Qualified Bidder to be disadvantaged in any material way as compared to any other participating Qualified Bidder, and (ii) all participating Qualified Bidders shall be entitled to be present for all bidding with the understanding that the true identity of each bidder (i.e., the principals submitting each bid) shall be fully disclosed to all other participating Qualified Bidders and that all material terms of each Qualified Bid will be fully disclosed to all other bidders throughout the entire Auction. Each bid by a Qualified Bidder at the Auction, if not inconsistent with the provisions of these Bid Procedures, shall be deemed to constitute a Qualified Bid. Notwithstanding the foregoing, any overbid by the Stalking Horse will be credited with the amount of the Bid Protections, for purposes of comparison with other bids (it being understood that, as provided in Section 9(e) of the Bid Procedures, if the Stalking Horse is the Successful Bidder

at the Auction, it shall not be entitled to payment of the Bid Protections);

(iii) The Debtors will arrange for the actual bidding at the Auction to be transcribed;

(iv) Each Qualified Bidder participating in the Auction will be expected to confirm at the Auction that it has not engaged in any collusion regarding these Bid Procedures with any other Qualified Bidder, the Auction or any proposed transaction relating to the Assets or a portion thereof;

(v) At the Auction, the first bid for the Assets other than the offer of Stalking Horse set forth in the Purchase Agreement shall be considered only if it exceeds the purchase price set forth in the Purchase Agreement by a minimum of (i) the amount that would be owed if the Debtors would be required to pay the Bid Protections to the Stalking Horse *plus* (ii) cash consideration in an amount not less than $100,000. Subsequently, bidding will continue in minimum increments of at least $100,000, with the specific increments for each round of bidding to be announced on the record at the Auction;

(vi) All Qualified Bidders shall have the right to, at any time, request that the Debtors announce, subject to any potential new bids, the then current highest or best bid and, to the extent requested by any Qualified Bidder, use reasonable efforts to clarify any and all questions such Qualified Bidder may have regarding the Debtors' announcement of the then current highest or best bid;

(vii) In the Debtors' discretion, all Qualified Bidders shall have the right to submit additional bids and make additional modifications to the Purchase Agreement or Modified Agreement, as applicable, at the Auction, provided, however, that any such modifications to the Purchase Agreement or Modified Agreement, on an aggregate basis and viewed in whole, shall not be less favorable to the Debtors as determined by the Debtors;

(viii) Upon conclusion of the bidding, the Auction shall be closed, and the Debtors shall, as soon as practicable identify and determine in its business judgment the highest and/or best Qualified Bid for the Assets (the **"Successful Bid"** and the entity or entities submitting such Successful Bid, the **"Successful Bidder"**), taking into account the Stalking Horse's entitlement to the Bid Protection, if applicable, and advise the Qualified Bidders of such determination, and require the Successful Bidder (other than Stalking Horse) to deliver an executed Purchase Agreement or Modified Agreement prior to commencement of the Sale Hearing;

(ix) In addition, the Debtors will determine which Qualified Bid, if any, is the next highest and/or best Qualified Bid and designate such Qualified Bid as a "Backup Bid" in the event the Successful Bidder fails to consummate the contemplated transaction. A Qualified Bidder that submitted a Qualified Bid that is designated a Backup Bid is a **"Backup Bidder"**. Each Backup Bid shall remain open and binding until the earlier of (i) two business days after the closing of the transaction(s) by which all of the Assets that were subject to such Backup Bid have been transferred to one or more Qualified Bidders pursuant to these Bid Procedures and (ii) fourteen (14) days after the date of the Auction; and

(x) Following the conclusion of the Auction, the Debtors may resume bidding on such procedures determined by the Debtors in their discretion for the sale of discrete assets not sold to the Successful Bidder.

e. Sale Hearing. The Sale Hearing shall be conducted by the Bankruptcy Court on September 27, 2012, at 2:00 p.m. (Prevailing Eastern Time), or on such other date as the Court may direct.

f. Modifications. The Bid Procedures may be modified by the Debtors, after consultation with the Committee and the Stalking Horse; *provided that* all such modifications are disclosed to all Potential Bidders (if applicable) or Qualified Bidders (if applicable) prior to or during the Auction. The Debtors, in their reasonable discretion, may, after consultation with the Stalking Horse and the Committee, (a) determine which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject, at any time before entry of an order of the Bankruptcy Court approving a Qualified Bid, any Bid that is (i) inadequate or insufficient; (ii) not in conformity with the requirements of the Bankruptcy Code, the Bid Procedures, or the terms and conditions of the Sale; or (iii) contrary to the best interests of the Debtors, their estates, their creditors and other stakeholders.

22. In accordance with the terms of the Bid Procedures and subject to the terms of the Purchase Agreement, the Debtors reserve the right to cancel or postpone the Auction, the sale of the Assets or the Sale Hearing. In addition, the Debtors, with the consent of the Buyer or as otherwise ordered by the Bankruptcy Court, reserve the right to (a) waive the terms and conditions set forth herein with respect to any or all potential bidders, (b) impose additional conditions with respect to potential bidders, (c) amend the Bid Procedures.

23. Notwithstanding any provision contained herein, the Stalking Horse shall be entitled to credit bid all of the amounts outstanding under the promissory notes dated June 15,

2011 issued by the Debtors and the DIP Obligations to the fullest extent permissible under section 363(k) of the Bankruptcy Code. The Stalking Horse will be deemed a Qualified Bidder.

Breakup Fee and Reimbursement Amount

24. The Debtors seek approval to pay a Breakup fee (the "**Breakup Fee**") of $400,000 and an expense reimbursement not to exceed $140,000 (the "**Reimbursement Amount**") in the event that the Stalking Horse is not the Successful Bidder at the Auction in recognition of the Stalking Horse's substantial expenditure of time, energy and resources, and the benefits to the Debtors' estates of securing a "stalking horse" or guaranteed minimum bid.

25. The Breakup Fee and Reimbursement Amount are required by the Purchase Agreement. The Debtors believe that the Breakup Fee and Reimbursement Amount are fair and reasonable, given the benefits to the estates of having a definitive Purchase Agreement and the risk to the Stalking Horse that a third-party offer ultimately may be accepted, and are necessary to preserve and enhance the value of the Debtors' estates.

26. The Purchase Agreement and the Stalking Horse's monetary offer will form the basis upon which other bids will be submitted and evaluated. The establishment of the Breakup Fee and Reimbursement Amount permits the Debtors to insist that competing bids for the Assets be higher or otherwise better than the purchase price under the Purchase Agreement, which is a clear benefit to the Debtors' estates. Thus, even if the Stalking Horse is ultimately not the Successful Bidder, and thus is paid the Breakup Fee and Reimbursement Amount, the Debtors will still have benefited significantly from the Purchase Agreement, due to the floor established by the Stalking Horse leading to an improved bid and increasing the likelihood that the price at which the Assets will be sold.

Notice of Auction

27. The Debtors seek to have the Auction scheduled for a date no later than September 20, 2012. It is imperative to move forward with the Auction and the Sale promptly because the Debtors have limited financing available to them. Also, the Debtors' key customers, vendors and potential bidders may lose confidence in the certainty of the Sale process and the future of the Debtors' business.

28. Within three (3) business days of the entry of the Bid Procedures Order, the Debtors will serve by first class mail, postage prepaid, copies of: (i) the Bid Procedures Order; and (ii) the Sale Notice upon the following entities: (a) the Office of the United States Trustee for the District of Delaware; (b) counsel to the Committee; (c) counsel to the Debtors' prepetition lender; (d) all taxing authorities having jurisdiction over any of the Assets subject to the sale, including the Internal Revenue Service; (e) the state/local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) all parties that have requested special notice pursuant to Bankruptcy Rule 2002 as of the date prior to the date of entry of the Bid Procedures Order; (g) all persons or entities known to the Debtors that have or have asserted a lien on, or security interest in, all or any portion of the Assets; (h) all Contract Parties; (i) counsel to the Stalking Horse; (j) all Attorneys General for the states in which the Debtors conduct business; (k) the Nevada Gaming Commission; and (l) all potential bidders previously identified or otherwise known to the Debtors (collectively, the "**Notice Parties**"). In addition, within three (3) business days after entry of the Bid Procedures Order, the Debtors will serve by first class mail, postage prepaid, a copy of the Sale Notice upon all other creditors. The Debtors are also seeking authorization to publish notice the Sale Notice in the national edition of either the Wall Street Journal National Edition or USA Today once within seven (7) business days after entry of the Bid Procedures Order.

29. The Debtors further request, pursuant to Bankruptcy Rule 9014, that objections, if any, to the proposed Sale: (a) be in writing; (b) comply with the Bankruptcy Rules and the Local Rules; (c) be filed with the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801; and (d) be served so as to be received by: (i) the Debtors; (ii) counsel to the Debtors; (iii) counsel to the Debtors' prepetition lender; (iv) counsel to the Committee; (v) the Office of the United States Trustee; (vi) counsel to the Stalking Horse; and (vii) all parties entitled to notice pursuant to Bankruptcy Rule 2002, in accordance with Local Bankruptcy Rule 2002-1(b) on or before September 12, 2012 at 4:00 p.m. (Eastern Daylight Time).

30. To facilitate and effect the Sale, the Debtors will be required to assume and/or assign the Assigned Contracts, to the Stalking Horse, or as applicable, to the Successful Bidder.

Cure Procedures

31. Given the number of executory contracts and unexpired leases to which the Debtors are a party, the Debtors seek to establish (a) procedures for determining cure amounts through the closing date of the Sale, which amount shall include all pre- and post-petition amounts the Debtors owe the non-debtor party under each Assigned Contract that have accrued and not been paid prior to Closing (collectively, the "**Cure Amounts**"), and (b) the deadline for objections to the assumption and/or assignment of contracts and leases to be assumed and/or assigned in connection with the Sale (collectively, the "**Cure Procedures**").

32. The Debtors shall prepare and distribute to non-Debtor parties to the Assigned Contracts a notice, substantially in the form annexed hereto as **Exhibit D** (a "**Cure Notice**"), listing (i) the Assigned Contract(s); and (ii) the Cure Amount(s), if any, no later than two (2) business days after entry of the Bid Procedures Order, to be assigned to the Successful Bidder.

33. To facilitate a prompt resolution of cure disputes and objections relating to the assumption and assignment of the Assigned Contracts, the Debtors propose the following deadlines and procedures:

a. The non-Debtor parties to the Assigned Contracts shall have until 5:00 p.m. (Prevailing Eastern Time) on September 12, 2012 (the "**Contract Objection Deadline**"), which deadline may be extended in the sole discretion of the Debtors, to object (a "**Contract Objection**") to (i) the Cure Amounts listed by the Debtors and to propose alternative cure amounts, and/or (ii) the proposed assumption and/or assignment of the Assigned Contracts in connection with the Sale; provided, however, if the Debtors amend the Cure Notice to add a contract or lease or to reduce the Cure Amount thereof, except where such reduction was upon mutual agreement of the parties, the non-Debtor parties to the added contract or lease or to the reduced Cure Amount contract or lease shall have until seven (7) days after such amendment to submit a Contract Objection (the "**Amended Contract Objection Deadline**").

b. Any party objecting to (i) any Cure Amount and/or (ii) the proposed assumption and assignment of any Assumed and Assigned Agreement in connection with the Sale shall file and serve a Contract Objection, in writing, setting forth with specificity any and all cure obligations that the objecting party asserts must be cured or satisfied in respect of the Assigned Contracts(s), as applicable, and/or any and all objections to the potential assumption and/or assignment of such agreements, together with all documentation supporting such cure claim or objection, upon the Notice Parties, so that the Contract Objection is received no later than 5:00 p.m. (Prevailing Eastern Time), on the Contract Objection Deadline or the Amended Contract Objection Deadline, as applicable. Where a non-Debtor counterparty to an Assigned Contract files an objection asserting a cure amount higher than the proposed Cure Amounts (the "**Disputed Cure Amount**"), then (a) to the extent that the parties are able to consensually resolve the Disputed Cure Amount prior to the Sale Hearing, and subject to the consent of the Stalking Horse or the Successful Bidder, as applicable, of such consensual resolution, the Debtors shall promptly provide the Stalking Horse or the Successful Bidder, as applicable, notice and opportunity to object to such proposed resolution; (b) to the extent the parties are unable to consensually resolve the dispute prior to the Sale Hearing, then such objection will be heard at the Sale Hearing or thereafter; or (c) the Stalking Horse or the Successful Bidder, as applicable, may remove the contract to which the Contract Objection relates from the schedule of contracts to be assumed and assigned.

34. Unless an objection to the assumption and assignment of an Assigned Contract is filed and served before the Objection Deadline or the Amended Contract Objection Deadline, as

applicable, all counterparties to the Assigned Contracts shall be (i) forever barred from objecting to the proposed Cure Amounts and from asserting any additional cure or other amounts with respect to the Assigned Contracts, and the Debtors and the Stalking Horse, or Successful Bidder, as applicable, shall be entitled to rely solely upon the proposed Cure Amounts set forth in the Cure Notices; (ii) deemed to have consented to the assumption and assignment, and (iii) forever barred and estopped from asserting or claiming against the Debtors or the Stalking Horse, or the Successful Bidder, as applicable, that any additional amounts are due or other defaults exist, that conditions to assignment must be satisfied under such Assigned Contracts, including, without limitation, any consent rights, or that there is any objection or defense to the assumption and assignment of such Assigned Contracts.

35. To the extent a non-debtor party believes that an Assigned Contract requires such a party's consent right to the assignment of such Assigned Contract to the Stalking Horse or the Successful Bidder, as applicable, such non-debtor party must raise this issue in its objection which must be filed before the Contract Objection Deadline. If no timely objection is raised, such other non-debtor parties to an Assigned Contract shall be barred and estopped from asserting or claiming that their Assigned Contract contains an enforceable consent right.

Corporate Action

36. The Debtors further request that no further corporate action of the Debtors or approval of any Debtor's equity security holders shall be required to authorize the Debtors to consummate the transactions contemplated by the Agreement. Except as expressly permitted by any Orders granting this Motion, the Debtors request that all holders of claims against and interests in, and equity security holders of the Debtors be forever barred, estopped and enjoined from commencing, prosecuting or continuing in any manner any action or other proceeding of any kind against the Debtors' employees, officers or directors, or their professionals and advisors,

on account of or related to the Agreement or the transactions contemplated thereby, provided, however, that nothing in any Order granting this Motion shall prevent any administrative agencies, governmental, tax and regulatory authorities, secretaries of state, federal, state and local officials from properly exercising their police and regulatory powers.

Basis for Relief Requested

A. The Sale is Within the Sound Business Judgment of the Debtors and Should Be Approved

37. Section 363(b)(1) of the Bankruptcy Code provides, in relevant part, that a debtor in possession, "after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C. § 363(b)(1). Section 363 of the Bankruptcy Code does not set forth a standard for determining when it is appropriate for a court to authorize the sale or disposition of a debtor's assets prior to confirmation of a plan. However, courts in this Circuit and others have required that the decision to sell assets outside the ordinary course of business be based upon the sound business judgment of the debtors. *See In re Abbotts Dairies of Pennsylvania, Inc.*, 788 F.2d 143 (3d Cir. 1986); *see also Myers v. Martin (In re Martin)*, 91 F.3d 389, 395 (3d Cir. 1996); *Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.)*, 722 F.2d 1063, 1071 (2d Cir. 1983); *Dai-Ichi Kangyo Bank, Ltd v. Montgomery Ward Holding Corp., (In re Montgomery Ward Holding Corp.)*, 242 B.R. 147, 153 (D. Del. 1999); *In re Delaware & Hudson Ry. Co.*, 124 B.R. 169, 176 (D.D.C. 1991).

38. The "sound business judgment" test requires a debtor to establish four elements in order to justify the sale or lease of property outside the ordinary course of business, namely, (a) that a "sound business purpose" justifies the sale of assets outside the ordinary course of business; (b) that adequate and reasonable notice has been provided to interested persons; (c) that the debtors have obtained a fair and reasonable price; and (d) good faith. *Abbotts Dairies*, 788 F.2d 143; *Titusville Country Club v. Pennbank (In re Titusville Country Club)*, 128 B.R. 396,

399 (Bankr. W.D. Pa. 1991); *In re Sovereign Estates, Ltd*, 104 B.R. 702, 704 (Bankr. E.D. Pa. 1989). A debtor's showing of a sound business purpose need not be unduly exhaustive but, rather, a debtor is "simply required to justify the proposed disposition with sound business reasons." *In re Baldwin United Corp.*, 43 B.R. 888, 906 (Bankr. S.D. Ohio 1984). Whether or not there are sufficient business reasons to justify a transaction depends upon the facts and circumstances of each case. *Lionel*, 722 F.2d at 1071; *Montgomery Ward*, 242 B.R. at 155 (approving funding of employee incentive and severance program; business purpose requirement fulfilled because stabilizing turnover rate and increasing morale were necessary to successful reorganization).

39. Additionally, section 105(a) of the Bankruptcy Code provides a bankruptcy court with broad powers in the administration of a case under the Bankruptcy Code. Section 105(a) provides that "[t]he court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of [the Bankruptcy Code]." 11 U.S.C. § 105(a). Provided that a bankruptcy court does not employ its equitable powers to achieve a result not contemplated by the Bankruptcy Code, the exercise of its section 105(a) power is proper. *In re Fesco Plastics Corp.*, 996 F.2d 152, 154 (7th Cir. 1993); *Pincus v. Graduate Loan Ctr. (In re Pincus)*, 280 B.R. 303, 312 (Bankr. S.D.N.Y. 2002). Pursuant to section 105(a), a court may fashion an order or decree that helps preserve or protect the value of a debtor's assets. *See, e.g.*, *Chinichian v. Campolongo (In re Chinichian)*, 784 F.2d 1440, 1443 (9th Cir. 1986) ("Section 105 sets out the power of the bankruptcy court to fashion orders as necessary pursuant to the purposes of the Bankruptcy Code."); *In re Cooper Props. Liquidating Trust, Inc.*, 61 B.R. 531, 537 (Bankr. W.D. Tenn. 1986) (noting that bankruptcy court is "one of equity and as such it has a duty to protect whatever equities a debtor may have in property for the benefit of its creditors as long as that protection is implemented in a manner consistent with the bankruptcy laws.").

40. The Debtors submit that sound business justification exists to sell the Assets to the Successful Bidder pursuant to the Bid Procedures. Absent a sale of their assets, the Debtors will not have cash or financing to continue to operate their business. The value of the Assets would also likely decline absent a prompt sale given the potential lack of financing. In addition, absent a clear exit strategy, the Debtors risk losing the confidence of their vendors and customers. Thus, the relief sought herein is not only reasonable, but necessary, to maximize the value of the Debtors' estates for the benefit of their stakeholders.

41. The notice of Auction is designed to provide adequate notice to all potentially interested parties, including those who have previously expressed an interest in purchasing the Assets. Indeed, the Debtors have and, upon approval of the Bid Procedures, will continue to market the Assets and will solicit the most likely interested competing bidders. Accordingly, the proposed Sale satisfies the second prong of the *Abbotts Dairies* standard.

42. Moreover, the Bid Procedures are designed to maximize the value received for the Assets. The process set forth in the Bid Procedures allows for a timely and efficient auction process given the circumstances facing the Debtors, while providing bidders with ample time and information to submit a timely bid and perform diligence. The Bid Procedures are designed to ensure that the Assets will be sold for the highest or otherwise best possible purchase price. The Debtors are subjecting the value of the Assets to market testing and permitting prospective purchasers to bid on the Assets. The proposed Sale will be further subject to a market check through the solicitation of competing bids in a court-supervised Auction process as set forth in the Bid Procedures. Accordingly, the Debtors and all parties in interest can be assured that the consideration received for the Assets will be fair and reasonable, and, thereby satisfying the third prong of the *Abbotts Dairies* standard.

B. The Sale is Proposed in "Good Faith" 363(m) of the Bankruptcy Code

43. The "good faith" prong of the *Abbotts Dairies* standard is also satisfied as discussed further below. The Debtors request that the Court find that the Successful Bidder is entitled to the benefits and protections provided by section 363(m) of the Bankruptcy Code in connection with the Sale.

44. Section 363(m) of the Bankruptcy Code provides, in pertinent part:

> The reversal or modification on appeal of an authorization under subsection (b) . . . of this section of a sale . . . of property does not affect the validity of a sale . . . under such authorization to an entity that purchased . . . such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale . . . were stayed pending appeal.

11 U.S.C. § 363(m).

45. Section 363(m) of the Bankruptcy Code thus protects the purchaser of assets sold pursuant to section 363 of the Bankruptcy Code from the risk that it will lose its interest in the purchased assets if the order allowing the sale is reversed on appeal. By its terms, section 363(m) of the Bankruptcy Code applies to sales of interests in tangible assets, such as the Assets.

46. The Debtors submit, and will present evidence at the Sale Hearing, if necessary, that as set forth above, the Purchase Agreement was an arm's-length transaction, in which the Successful Bidder acted in good faith. The Auction is an open sale process, and the Debtors will have their own separate legal counsel to negotiate on their behalf throughout the Auction and the Sale. Accordingly, the Debtors request that the Court make the finding at the Sale Hearing that the Successful Bidder has purchased the Assets in good faith within the meaning of section 363(m) of the Bankruptcy Code.

C. The Sale Satisfies the Requirements of Section 363(f) of the Bankruptcy Code

47. Under section 363(f) of the Bankruptcy Code, a debtor-in-possession may sell all or any part of its property free and clear of any and all liens, claims or interests in such property

if: (i) such a sale is permitted under applicable non-bankruptcy law; (ii) the party asserting such a lien, claim or interest consents to such sale; (iii) the interest is a lien and the purchase price for the property is greater than the aggregate amount of all liens on the property; (iv) the interest is the subject of a bona fide dispute; or (v) the party asserting the lien, claim or interest could be compelled, in a legal or equitable proceeding, to accept a money satisfaction for such interest. 11 U.S.C. § 363(f); *Citicorp Homeowners Serv., Inc. v. Elliot (In re Elliot)*, 94 B.R. 343, 345 (E.D. Pa. 1988) (noting that section 363(f) of the Bankruptcy Code is written in the disjunctive; therefore, a court may approve a sale "free and clear" provided at least one of the subsections is met).

48. The Debtors expect that they will satisfy, at minimum, the second and third of the requirements of section 363(f) of the Bankruptcy Code, if not others as well, approving the sale of the Assets free and clear of all adverse interests is warranted. Furthermore, courts have held that they have the equitable power to authorize sales free and clear of interests that are not specifically covered by section 363(f). *See, e.g., In re Trans World Airlines, Inc.*, 2001 WL 1820325 at *3, 6 (Bankr. D. Del. March 27, 2001); *Volvo White Truck Corp. v. Chambersburg Beverage, Inc. (In re White Motor Credit Corp.)*, 75 B.R. 944, 948 (Bankr. N.D. Ohio 1987).

D. The Breakup Fee and Reimbursement Amount are Reasonable and Appropriate

49. Bid incentives such as the Breakup Fee and Reimbursement Amount encourage a potential buyer to invest the time, money and effort required to negotiate with a debtor, and perform the necessary due diligence attendant to the acquisition of a debtor, despite the inherent risks and uncertainties of the chapter 11 process. The Debtors submit that approval of the Breakup Fee and Reimbursement Amount are justified by the facts and circumstances of these cases, whether considered under the business judgment rule or as an administrative expense of the estates.

50. Approval of the Breakup Fee and Reimbursement Amount is governed by standards for determining the appropriateness of bidding incentives in the bankruptcy context established by the Third Circuit in *Calpine Corp. v. O'Brien Envtl. Energy, Inc. (In re O'Brien Envtl. Energy, Inc.)*, 181 F.3d 527 (3d Cir. 1999). In *O'Brien*, the Third Circuit concluded that "the determination whether break-up fees or expenses are allowable under section 503(b) must be made in reference to general administrative expense jurisprudence. In other words, the allowability of break-up fees . . . depends upon the requesting party's ability to show that the fees were actually necessary to preserve the value of the estate." *O'Brien*, 181 F.3d at 535. Here, the Breakup Fee should be approved because it will provide a benefit to the Debtors' estates. The Third Circuit identified at least two instances in which bidding incentives may benefit the estate. First, a breakup fee may be necessary to preserve the value of the estate if assurance of the fee "promote[s] more competitive bidding, such as by inducing a bid that otherwise would not have been made and without which bidding would have been limited." *Id.* at 537. Second, "if the availability of break-up fees and expenses were to induce a bidder to research the value of the debtor and convert that value to a dollar figure on which other bidders can rely, the bidder may have provided a benefit to the estate by increasing the likelihood that the price at which the debtor is sold will reflect its true worth." *Id.*

51. In recognition of this expenditure of time, energy and resources, and the benefits to the Debtors' estates of securing a "stalking horse" or minimum bid, the Debtors have agreed to seek approval of the Breakup Fee and Reimbursement Amount for the Stalking Horse. The Debtors' ability to offer the Breakup Fee and Reimbursement Amount enables the Debtors to ensure the sale of the Assets to a contractually-committed bidder at a price the Debtors believe to be fair while, at the same time, providing the Debtors with the potential of an even greater return to the estates. Moreover, the Stalking Horse has spent, and likely will continue to spend,

considerable time, money and energy pursuing the Sale and has engaged in extended and lengthy good faith negotiations under extremely stressful time pressure. The Debtors and the Stalking Horse are not related, and each has acted in good faith throughout this process. The amount of the Breakup Fee ($400,000) and Reimbursement Amount (not to exceed $140,000) is relatively small compared to the Purchase Price, and is not so high that it would cause any chilling effect on other prospective purchasers, and will have no adverse effect on any creditors.

52. Indeed, the Breakup Fee and Reimbursement Amount induced the Stalking Horse Purchaser to submit a bid that will serve as a minimum floor bid on which the Debtors, their creditors and other bidders may rely. The Debtors' ability to continue to shop the Assets for a higher or better offer without risk of losing the Stalking Horse Purchaser—a "bird-in-the-hand"—would be eliminated if the Debtors are not authorized to remit the Breakup Fee. Therefore, absent authorization of the payment of the Breakup Fee and Reimbursement Amount, the Debtors might lose the opportunity to obtain the highest and best available offer for the Assets and the downside protection that will be afforded by the Purchase Agreement.

53. The Stalking Horse has provided a material benefit to the Debtors and their creditors by increasing the likelihood that Debtors will receive the best possible price for the Assets. Moreover, the Debtors' customers and employees will take comfort that the Stalking Horse's bid will ensure the continuation of the Debtors' business. Accordingly, the Breakup Fee and Reimbursement Amount is reasonable and appropriate and represents the best method for maximizing value for the benefit of the Debtors' estates. In light of the benefit to the Debtors' estates that will be realized by having a signed purchase agreement, enabling the Debtors to preserve the value of their estates and promote more competitive bidding, ample support exists for the approval of the Breakup Fee and Reimbursement Amount. In addition, approval of the Bid Procedures, including the Breakup Fee and Reimbursement Amount, is a condition to the

Stalking Horse's obligation to proceed with the transaction contemplated in the Purchase Agreement. *See In re Reliant Energy Channelview, L.P.*, 594 F.3d 200 (3d Cir. 2010).

54. The Debtors' payment of the Breakup Fee and Reimbursement Amount under the circumstances described herein would be (i) an actual and necessary cost and expense of preserving the Debtors' estates, within the meaning of section 503(b) of the Bankruptcy Code; (ii) of substantial benefit to the Debtors' estates; and (iii) reasonable and appropriate in light of the efforts and the significant due diligence costs and expenses that have been and will be expended by the Stalking Horse. Thus, the Debtors request that this Court approve and authorize payment of the Breakup Fee pursuant to the terms of the Purchase Agreement.

E. The Cure Procedures Provide Adequate Notice and Opportunity to Object and Should be Approved

55. Section 365(a) of the Bankruptcy Code provides, in pertinent part, that a debtor in possession "subject to the court's approval, may assume or reject any executory contract or [unexpired] lease of the debtor." 11 U.S.C. § 365(a). The standard governing bankruptcy court approval of a debtor's decision to assume or reject an executory contract or unexpired lease is whether the debtor's reasonable business judgment supports assumption or rejection. *See, e.g., In re Stable Mews Assoc., Inc.*, 41 B.R. 594, 596 (Bankr. S.D.N.Y. 1984). If the debtor's business judgment has been reasonably exercised, a court should approve the assumption or rejection of an unexpired lease or executory contract. *See Group of Institutional Investors v. Chicago M St. P. & P.R.R. Co.*, 318 U.S. 523 (1943); *Sharon Steel Corp.*, 872 F.2d 36, 39-40 (3d Cir. 1989). The business judgment test "requires only that the trustee [or debtor in possession] demonstrate that [assumption or] rejection of the contract will benefit the estate." *Wheeling-Pittsburgh Steel Corp. v. West Penn Power Co. (In re Wheeling-Pittsburgh Steel Corp.)*, 72 B.R. 845, 846 (Bankr. W.D. Pa. 1987) (quoting *Stable Mews Assoc.*, 41 B.R. at 596). Any more exacting scrutiny would slow the administration of a debtor's estate and increase costs, interfere with the

Bankruptcy Code's provision for private control of administration of the estate, and threaten the court's ability to control a case impartially. *See Richmond Leasing Co. v. Capital Bank, NA.*, 762 F.2d 1303, 1311 (5th Cir. 1985). Moreover, pursuant to section 365(b)(1) of the Bankruptcy Code, for a debtor to assume an executory contract, it must "cure, or provide adequate assurance that the debtor will promptly cure," any default, including compensation for any "actual pecuniary loss" relating to such default. 11 U.S.C. § 365(b)(1).

56. Once an executory contract is assumed, the trustee or debtor in possession may elect to assign such contract. *See In re Rickel Home Centers, Inc.*, 209 F.3d 291, 299 (3d Cir. 2000) ("[t]he Code generally favors free assignability as a means to maximize the value of the debtor's estate"); *see also In re Headquarters Dodge, Inc.*, 13 F.3d 674, 682 (3d Cir. 1994) (noting purpose of section 365(f) is to assist trustee in realizing the full value of the debtor's assets).

57. Section 365(f) of the Bankruptcy Code provides that the "trustee may assign an executory contract . . . only if the trustee assumes such contract . . . and adequate assurance of future performance is provided." 11 U.S.C. § 365(f)(2). The meaning of "adequate assurance of future performance" depends on the facts and circumstances of each case, but should be given "practical, pragmatic construction." *See Carlisle Homes, Inc. v. Arrari (In re Carlisle Homes, Inc.)*, 103 B.R. 524, 538 (Bankr. D.N.J. 1989); *see also In re Natco Indus., Inc.*, 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (adequate assurance of future performance does not mean absolute assurance that debtor will thrive and pay rent). Among other things, adequate assurance may be given by demonstrating the assignee's financial health and experience in managing the type of enterprise or property assigned. *Accord In re Bygaph, Inc.*, 56 B.R. 596, 605-06 (Bankr. S.D.N.Y. 1986) (adequate assurance of future performance is present when prospective assignee

of lease from debtors has financial resources and has expressed willingness to devote sufficient funding to business in order to give it strong likelihood of succeeding).

58. Additionally, as set forth above, section 105(a) of the Bankruptcy Code provides a bankruptcy court with broad powers in the administration of a case under title 11, provided that a bankruptcy court does not employ its equitable powers to achieve a result not contemplated by the Bankruptcy Code, the exercise of its section 105(a) power is proper. *See In re Fesco Plastics Corp.*, 996 F.2d 152, 154 (7th Cir. 1993); *Pincus v. Graduate Loan Ctr. (In re Pincus)*, 280 B.R. 303, 312 (Bankr. S.D.N.Y. 2002). Accordingly, pursuant to section 105(a), a court may fashion an order or decree that helps preserve or protect the value of a debtor's assets. *See, e.g., In re Chinichian*, 784 F.2d 1440, 1443 (9th Cir. 1986) ("Section 105 sets out the power of the bankruptcy court to fashion orders as necessary pursuant to the purposes of the Bankruptcy Code"); *In re Cooper Props. Liquidating Trust, Inc.*, 61 B.R. 531, 537 (Bankr. W.D. Tenn. 1986) (noting that bankruptcy court is "one of equity and as such it has a duty to protect whatever equities a debtor may have in property for the benefit of their creditors as long as that protection is implemented in a manner consistent with the bankruptcy laws").

59. The Debtors respectfully submit that the proposed Cure Procedures are appropriate and reasonably tailored to provide non-Debtor parties to Assigned Contracts with adequate notice in the form of the Cure Notice, of the proposed assumption and/or assignment of their applicable contract, as well as proposed Cure Amounts, if applicable. Such non-Debtor parties to the Assigned Contracts will then be given an opportunity to object to such notice. The Cure Procedures further provide that, in the event an objection is not resolved, the Court will determine related disputed issues (including any adequate assurance of future performance issues). Accordingly, the Debtors submit that implementation of the proposed Cure Procedures is appropriate in these cases.

F. Relief from the Fourteen Day Waiting Periods Under Bankruptcy Rules 6004(h) is Appropriate

60. Bankruptcy Rule 6004(h) provides that an "order authorizing the use, sale, or lease of property . . . is stayed until the expiration of fourteen (14) days after entry of the order, unless the court orders otherwise." The Debtors request that the Sale Order be effective immediately by providing that the fourteen-day stay under Bankruptcy Rules 6004(h) is waived.

61. The purpose of Bankruptcy Rule 6004(h) is to provide sufficient time for an objecting party to appeal before an order can be implemented. *See* Advisory Committee Notes to Fed. R. Bankr. P. 6004(h). Although Bankruptcy Rules 6004(h) and the Advisory Committee Notes are silent as to when a court should "order otherwise" and eliminate or reduce the fourteen-day stay period, Collier on Bankruptcy suggests that the fourteen-day stay period should be eliminated to allow a sale or other transaction to close immediately "where there has been no objection to the procedure." 10 Collier on Bankruptcy 15th Ed. Rev., ¶6064.09 (L. King, 15th rev. ed. 1988). Furthermore, Collier's provides that if an objection is filed and overruled, and the objecting party informs the court of its intent to appeal, the stay may be reduced to the amount of time actually necessary to file such appeal. *Id.*

62. Since a prompt closing of the Sale is of critical importance to the continued stability of the Debtors' business, the Debtors hereby request that the Court waive the fourteen-day stay period under Bankruptcy Rules 6004(h).

No Prior Request

63. No prior Motion for the relief requested herein has been made to this or any other court.

Notice

64. Notice of this Motion has been given to the following parties or, in lieu thereof, to their counsel, if known: (a) the Office of the United States Trustee for the District of Delaware;

(b) counsel to the Debtors' prepetition lender; (c) all taxing authorities having jurisdiction over any of the Assets subject to the sale, including the Internal Revenue Service; (d) the Nevada Gaming Commission; (e) the state/local environmental agencies in the jurisdictions where the Debtors own or lease real property; (f) all parties that have requested special notice pursuant to Bankruptcy Rule 2002 as of the date prior to the date of entry of this order; (g) all persons or entities known to the Debtors that have or have asserted a lien on, or security interest in, all or any portion of the Assets; (h) all Contract Parties; (i) counsel to the Stalking Horse; (j) all Attorneys General for the states in which the Debtors conduct business; and (k) all potential bidders previously identified or otherwise known to the Debtors. In light of the nature of the relief requested herein, the Debtors submit that no other or further notice is necessary.

Conclusion

WHEREFORE, the Debtors respectfully request that this Court enter an order granting the relief requested herein and that it grant the Debtors such other and further relief as is just and proper.

Dated: August 10, 2012

Respectfully Submitted,

GREENBERG TRAURIG, LLP

/s/ Dennis A. Meloro
Dennis A. Meloro (DE Bar. No. 4435)
1007 North Orange Street, Suite 1200
Wilmington, Delaware 19801
Telephone: 302-661-7000
Facsimile: 302-661-7360
Email: melorod@gtlaw.com

-and-

David D. Cleary
2375 East Camelback Rd., Suite 700
Phoenix, Arizona 85016
Telephone: (602) 445-8000
Facsimile: (602) 445 8100
Email: clearyd@gtlaw.com

-and-

Nancy A. Mitchell
Matthew L. Hinker
200 Park Avenue
New York, New York 10166
Telephone: (212) 801-9200
Facsimile: (212) 6400
Email: mitchelln@gtlaw.com
hinkerm@gtlaw.com

Counsel for the Debtors
and Debtors-in-Possession